EXHIBIT 99.1

O.I. Corporation Announces Results for Second Quarter 2009,
Third Quarter Dividend and Annual Meeting of Shareholders

College Station, Texas, July 23, 2009 – O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended June 30, 2009.

For the Second Quarter Ended June 30, 2009

Revenue totaled $4,876,000, compared to $8,044,000 for the same period of the prior year.  Net income totaled $13,000, or $0.01 per diluted share, for the second quarter of 2009, compared to net income of $191,000, or $0.07 per diluted share, for the second quarter of 2008.

OI’s executive management team, J. Bruce Lancaster, Chief Executive Officer and Chief Financial Officer, and Don Segers, President and Chief Operating Officer, commented:

“We continued to feel the effects of the global economic downturn during the second quarter as our sales declined 39% in comparison to last year.  Despite continued slow sales during the quarter, we were pleased to generate a slight overall profit as a result of the cost savings measures we implemented during the first and second quarters.

“Second quarter sales in our Laboratory Products segment, though down in comparison to last year, increased 14% from the first quarter of this year.  We believe economic conditions in this segment have stabilized and anticipate slight growth over the balance of the year.  To promote growth, we intend to pursue opportunities domestically in the public sector, including municipalities and educational institutions, as well as abroad, particularly in the Asian and Pacific Rim areas.

“Second quarter sales in our Air Monitoring segment declined in comparison to both last year and the first quarter of 2009.  However, we anticipate that bookings for MINICAMS® products will increase as we approach the end of the U.S. Government’s fiscal year.  In addition, we expect to receive significant orders for MINICAMS® systems during the second half of 2009 in connection with projects that are currently underway.  We anticipate the bulk of the shipments for these projects to occur in 2010, though we may begin to see revenues in the fourth quarter of 2009.

“The staff reduction and other cost cutting measures we instituted earlier this year significantly lowered our cost structure.  In comparison to the first quarter of 2009, our SG&A expenses declined 18% and R&D expenses declined 21% during the second quarter.  A number of these reductions occurred during the quarter, and their impact is not fully reflected in our second quarter results.  In addition, we incurred severance costs of approximately $100,000 during the second quarter.

“We completed a number of prototype, beta versions of our innovative new process Total Organic Carbon Analyzer and ion-CCD based miniaturized mass spectrometer during the second quarter.  We have received interest in these products from various industries, and a number of the beta units have been placed in field-trial applications.  During the second half of the year, we will incorporate changes as required from the field tests and expect to have production-ready commercial models in place by year-end.  We believe that revenues from these new products will help to reduce our reliance on the current markets we serve and enhance future growth.

“Our balance sheet remains strong despite the challenges of the current economy.  At the end of the second quarter, we had cash and investments totaling $3,757,000, an increase of $323,000 from year-end, and we continue to have no bank debt.  We believe that we are structured to generate positive earnings at our current level of business and are confident in our ability to produce improved results as the economy begins to recover and we experience higher sales of MINICAMS®.”

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)

Income Statement Data	Three Months Ended June 30		Six Months Ended June 30

	2009	2008	2009	2008
Net revenues	$4,876	$8,044	$9,497	$15,371
Income/(Loss) before income taxes	$13	$254	$(727)	$574
Provision/(Benefit) for income taxes	$0	$63	$(244)	$143
Net income/(Loss)	$13	$191	$(483)	$431

Basic earnings/(loss) per share	$0.01	$0.07	$(0.21)	$0.16
Diluted earnings/(loss) per share	$0.01	$0.07	$(0.21)	$0.16

Balance Sheet Data
	June 30,	December 31,
Assets	2009	2008
Cash and investments	$3,757	$3,434
Accounts receivable	4,327	6,195
Inventories	5,568	5,754
Other current assets	1,562	1,554
Total current assets	15,214	16,937

Long-term assets	4,430	4,667
Total assets	$19,644	$21,604

Liabilities and Stockholders' Equity
Total liabilities	2,324	3,670

Stockholders' equity:	17,320	17,934
Total liabilities and stockholders' equity	$19,644	$21,604

Third Quarter Dividend
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per common share payable on August 31, 2009, to shareholders of record at the close of business on August 14, 2009.

Annual Meeting of Shareholders
The Annual Meeting of Shareholders will be held at O.I. Corporation headquarters in College Station, Texas on Monday, September 21, 2009, at 11:00 a.m. local time.  Proxy solicitation materials are expected to be mailed to shareholders on or about August 20, 2009.

About O.I. Corporation:
O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases.  Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical.  Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can sometimes be identified by our use of forward-looking words such as “may”, “will,” “anticipate,” “believe,” “expect,” “project,” or “intend”.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements.  These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Copies of our filings with the Securities and Exchange Commission are available at www.sec.gov and at www.oico.com.  Please refer to “Part 1, Item 1A – Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, for further discussion regarding our exposure to risks.  Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Visit the Company's web site at:
http://www.oico.com

Investor Relations:
Bruce Lancaster
Chief Executive Officer &
Chief Financial Officer
979.690.1711